EXHIBIT 21

SUBSIDIARIES OF RPC, INC.

NAME	STATE OF INCORPORATION

Cudd Pressure Control, Inc.	Delaware

Cudd Pumping Services, Inc.	Delaware

Cudd Energy Services Australia Pty Ltd	Australia

Cudd Energy Services Gabon SARL	Gabon

International Training Services, Inc.	Georgia

Patterson Services, Inc.	Delaware

Patterson Truck Line, Inc.	Louisiana

RPC Energy de Mexico	Ciudad del Carmen, Mexico

RPC Energy International, Inc.	Delaware

RPC Energy Services of Canada, Ltd	New Brunswick, Canada

RPC Investment Company	Delaware

RPC Waste Management Services, Inc.	Georgia

RPC Beijing	China

Bronco Oilfield Services, Inc.	Delaware

Thru Tubing Solutions	Delaware

Thru Tubing Solutions Australia Pty Ltd	Australia

Sand Investment Company	Delaware

Chippewa Sand Company, LLC	Wisconsin

Well Control School Australia Pty Ltd	Australia